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(VEDDER PRICE LOGO)   VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.
                      222 NORTH LASALLE STREET
                      CHICAGO, ILLINOIS 60601
                      312-609-7500
                      FAX: 312-609-5005

                      CHICAGO - NEW YORK CITY - WASHINGTON, D.C. - ROSELAND, NJ

                                                               December 22, 2006

Aston Funds
161 North Clark Street
Chicago, Illinois 60601

Ladies and Gentlemen:

     We have acted as counsel to Aston Funds, a Delaware statutory trust (the "Trust"), in connection with the filing with the Securities and Exchange Commission ("SEC") of Post-Effective Amendment No. 76 to the Trust's Registration Statement on Form N-1A (the "Post-Effective Amendment") under the Securities Act of 1933, as amended (the "1933 Act"), registering an indefinite number of units of beneficial interest, no par value, in the Aston/ABN AMRO International Fund and the Aston/Optimum Large Cap Opportunity Fund, each a series of the Trust, which units are classified and designated as Class N Shares ("Shares").

     You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. In connection with rendering that opinion, we have examined the Post-Effective Amendment, the Trust Instrument, the Certificate of Trust, as amended, the Trust's By-laws, as amended, the actions of the Trustees of the Trust relating to securities matters and the approval of the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Trustees of the Trust.

     Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the Delaware Statutory Trust Act. We express no opinion with respect to any other laws.

     Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and (b) when issued and paid for upon the terms provided in the Post-Effective Amendment, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, the

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(VEDDER PRICE LOGO)

ABN AMRO Funds
December 22, 2006
Page 2

Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and non-assessable.

     This opinion is rendered solely for your use in connection with the filing of the Post-Effective Amendment. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

                                        Very truly yours,

                                        /s/ Vedder, Price, Kaufman
                                            & Kammholz, P.C.

                                        VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.

DBE/RJM